Exhibit 3(i)

ARTICLES OF AMENDMENT
OF THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
ENTERGY ARKANSAS, INC.

The undersigned, duly authorized to so act on behalf of Entergy Arkansas, Inc., a corporation duly organized, created and existing under and by virtue of the laws of the State of Arkansas (the "Corporation"), hereby certifies, with respect to the adoption of these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation, that:

  The name of the Corporation is Entergy Arkansas, Inc.

  The Amended and Restated Articles of Incorporation of the Corporation are hereby amended by adding a new subsection (28) of paragraph (c), Article FIFTH: Authorized Shares and Rights of Shareholders. thereof to read as follows:

  (28) 3,000,000 shares of the Corporation's $25 Preferred Stock authorized in paragraph (a) of this Article FIFTH shall consist of a series of the $25 Preferred Stock of the Corporation which shall:

  (A) be designated "6.45 % Preferred Stock, Cumulative, $25 Par Value";

  (B) have a dividend rate of $1.6125 per share per annum payable quarterly on January 1, April 1, July 1 and October 1of each year, the first dividend date to be July 1, 2006, and such dividends to be cumulative from the date of issuance;

  (C) be subject to redemption at the price of $25 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date fixed for redemption (except that no share of the 6.45 %Preferred Stock, Cumulative, $25 Par Value, shall be redeemed on or before April 1, 2011);

  The foregoing amendment to the Amended and Restated Articles of Incorporation of the corporation was set forth in a resolution duly adopted on March 20, 2006 by the Board of Directors of the Corporation without vote of the common shareholder pursuant to Ark. Code Ann. Section 4-27-602 in order to establish a new series of the Preferred Stock of the Corporation.

The Corporation has caused the foregoing Articles of Amendment to be executed by the undersigned authorized officer, who hereby verifies that the statements contained in the foregoing Articles of Amendment are true and correct to the best of his knowledge and belief, on this 21st day of March, 2006.

                                                                                                                                    /s/Robert D. Sloan
                                                                                                                                    Robert D. Sloan
                                                                                                                                    Secretary